UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 24, 2009
 Date of Report (Date of earliest event reported)

AMERICAN PETRO-HUNTER, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-22723	98-0171619
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

17470 North Pacesetter Way
Scottsdale, AZ  85255
(480) 305-2052
(Address and telephone number of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On September 22, 2009, American Petro-Hunter, Inc. (the “Company”) executed a secured convertible promissory note in the principal amount of $500,000 (the “Note”) with an accredited investor.  The Note will accrue simple interest at 18% per annum, and the Company will repay the principal and interest on or before September 15, 2010.  Pursuant to the Note, any monthly royalty fee payable to the Company from any of the Company’s current or future working interests in its wells will be payable to the holder in an amount up to the amount of accrued but unpaid interest owed.  The holder of the Note, at any time, and the Company, on September 15, 2010, may convert any remaining outstanding principal balance and accrued interest under the Note into shares of common stock of the Company based on a per share conversion price of the lower of (i) $0.35, or (ii) a twenty five percent (25%) discount to the average closing trading price of a share of the Company’s common stock during the five (5) trading days prior to the conversion date.  The Note will be secured against the assets of the Company.

In addition, the Company issued to the holder of the Note, a warrant to purchase up to 1,428,571 shares of the Company’s common stock at a price per share equal to $0.50.  The warrant expires on September 22, 2011.

The Note is attached to this report as Exhibit 10.1 and the terms and conditions incorporated herein. The foregoing statement is not intended to be a complete description of all terms and conditions.

Item 3.01                      Unregistered Sales of Equity Securities

The information disclosed under Item 1.01 of this Current Report on Form 8-K with respect to the Company’s unregistered sale of the Note and the issuance of the warrant is incorporated into this Item 3.02 in its entirety.  The issuance of the shares was conducted by the Company and was issued in reliance upon Rule 506 of Regulation D and/or Regulation S of the Securities Act of 1933, as amended, and comparable exemptions for sales to “accredited” investors under state securities laws.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.	Description
10.1	Secured Convertible Promissory Note dated September 15, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PETRO-HUNTER INC., a Nevada Corporation

Dated: September 24, 2009	/s/ Robert B. McIntosh
Robert B. McIntosh, Chief Executive Officer